EXHIBIT 11.1

                      CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                         Computation of Loss per Common Share
                     For the Three-Month Period Ended June 30, 1996


Net loss                                                                                  $ (16,620,435)
Preferred stock dividend                                                                     (3,075,617)

Loss applicable to common stock
  shareholders                                                                            $ (19,696,052)

Weighted average number of shares
  outstanding                                                                                38,859,743

Loss per common share                                                                      $      (0.51)



             COMPUTATION OF WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

                                                                                              WEIGHTED AVERAGE
                                                                             SHARES               SHARES
FOR THE QUARTER ENDED JUNE 30, 1996
Beginning Balance                                                        37,829,482               37,829,482
Series A Preferred Stock - converted                                      2,481,990                1,030,261
Series A Preferred Stock - not converted                                     64,167                        0
Warrants - BANX                                                          36,751,083                        0
Warrants - Other                                                          2,310,541                        0
Options                                                                   1,274,134                        0

                                                                                                  38,859,743

  (a) Outstanding convertible preferred stock, warrants and options are not considered for the purposes of calculating the weighted average shares outstanding since these securities are anti-dilutive.

  (b) The Series A Redeemable Convertible Preferred Stock of 5,775 shares which have not been converted are assumed converted at a conversion price of $9 per share.



                                                             11
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